Entergy 639 Loyola Avenue New Orleans, LA 70113

Exhibit 99.1

News Release

Date:	Jan. 23, 2013

For Release:	Immediately

Contact:	Michael Burns (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	mburns@entergy.com	pwater1@entergy.com

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2012 as-reported earnings of approximately $1.65 per share and operational earnings of approximately $1.71 per share. Results for fourth quarter 2011 were $0.87 per share on an as-reported basis and $0.94 per share on an operational basis. Entergy also affirmed previously issued operational earnings guidance for 2013.

As-reported results are prepared in accordance with generally accepted accounting principles (GAAP) and are comprised of operational earnings (described below) and special items. The special items in the fourth quarter of 2011 and 2012 were due to expenses arising out of the proposed spin-off and merger of Entergy’s electric transmission business with ITC Holdings Corp.

The increase in fourth quarter 2012 earnings was driven by higher results at Utility and Parent & Other, which was partially offset by lower earnings at Entergy Wholesale Commodities. As indicated below, income tax is cited as a quarter-over-quarter variance explanation in each of the disclosure segments. On an overall company basis, the most significant item quarter-over-quarter was a settlement with the Internal Revenue Service completed at the end of 2012. In conjunction with the terms of the IRS settlement of the 2004 – 2005 audit, a net earnings benefit of approximately $155 million was recorded in the fourth quarter of 2012.

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Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 23, 2013

Results in both the current and prior year periods reflected adjustments within the EWC and Parent & Other segments to improve the alignment of certain intercompany items and income tax activity. These adjustments had no effect on consolidated results.

Utility

The increase in Utility fourth quarter 2012 operational earnings reflected lower income tax expense, including the effect of the IRS settlement noted above. Higher net revenue also contributed to the Utility earnings improvement, driven by volume and price. Both periods had roughly similar negative weather effects. On a weather-adjusted basis, retail sales were higher, driven by growth in the residential and commercial segments. Partially offsetting these items was an increase in depreciation expense.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in earnings at Entergy Wholesale Commodities was due to lower net revenue and increases in income tax and decommissioning expenses. EWC net revenue declined due to lower pricing for the nuclear fleet. Higher decommissioning expense was incurred this quarter versus the prior year due to the benefit from an adjustment to the decommissioning liability recorded in the fourth quarter of 2011 (associated with an updated decommissioning study).

Parent & Other

At Parent & Other, operational results improved during the quarter due to a decrease in income tax expense on Parent & Other activities that was partially offset by higher interest expense.

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Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 23, 2013

Earnings Guidance

Entergy affirmed its previously issued 2013 operational earnings guidance to be in the range of $4.60 to $5.40 per share. Entergy noted it currently expects to be in the lower half of the operational guidance range due to updated pension and post-retirement cost estimates, which included an approximate 75 basis point decrease in the discount rate assumption. As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported guidance range will be updated throughout the year as these transaction-related expenses are incurred.

           Entergy will report fourth quarter earnings results before the market opens on Friday, Feb. 8, 2013, and host a teleconference at 10 a.m. CT that day to discuss the earnings announcement. The teleconference may be accessed by dialing (719) 457-2080, confirmation code 6847131, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 6847131.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

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Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 23, 2013

Additional investor information can be accessed online at
www.entergy.com/investor_relations

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011, (ii)  Entergy’s Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.